Exhibit 10.14

AERIE PHARMACEUTICALS, INC.

135 US Highway 206, Suite 9

Bedminster, NJ 07921

December 15, 2011

Brian Levy O.D. M.Sc.

250 E 30th St. #14D

New York, NY 10016

(585) 978-1943

Re:	Your Employment with Aerie Pharmaceuticals, Inc.

Dear Brian:

We are pleased to offer you, on the terms set forth in this letter (the “Agreement”), a position of employment as Chief Medical Officer of Aerie Pharmaceuticals, Inc., a Delaware corporation (the “Company”). Your employment with the Company will start on January 2, 2012 (the “Start Date”).

1. Reporting; Duties and Responsibilities; Employee Confidentiality, Inventions and Noncompetition Agreement; Indemnification; D&O Insurance.

(a) Reporting; Duties and Responsibilities. During the term hereof, from and after the Start Date until this Agreement is terminated as provided herein, you will serve as Chief Medical Officer of the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). Your specific duties and responsibilities as Chief Medical Officer will be determined by the CEO, but will primarily consist of leading Aerie’s global clinical development strategy, clinical study operations, medical affairs, clinical regulatory affairs and professional networking with the glaucoma community. This offer is for a full-time position at the Company’s New Jersey office, except as travel to other locations may be necessary to fulfill your responsibilities. You will initially be employed for a period (the “Introductory Period”) commencing on the Start Date and ending on June 1, 2012 (the “Notice Date”), during which time you will be evaluated on your performance and you will receive important information regarding the performance requirements of your position. Should the Company elect to terminate your employment during the Introductory Period, then the Company will provide you with written notice of termination on or prior to the Notice Date. If the Company elects to extend your employment beyond the Introductory Period, then your relationship with the Company shall be governed by the terms herein, the employee handbook and policies of the Company put in place from time to time. Notwithstanding the foregoing, in the event of a discrepancy between this Agreement and the employee handbook and policies, this Agreement shall govern. The Introductory Period does not change your status as an at-will employee, and the Company reserves the right to terminate your employment at any time during the Introductory Period. If the Company decides not to extend your employment beyond the Introductory Period, this will not be considered an involuntary termination, but will be considered an expiration of the employment relationship by the terms of this letter agreement. If you complete at least three months of satisfactory service to the Company and the Company terminates your employment prior to the Notice Date without Cause or decides not to extend your employment beyond the Introductory Period , the Company will pay you as severance a lump sum of $11,875 (less any applicable deductions). You may spend time for charitable, civic and academic responsibilities, and such other activities as the Board of Directors of the Company (the “Board”) approves from time to time, as will not adversely impact your ability to perform your obligations hereunder, with such impact being determined, as necessary, by the CEO in good faith after reasonable consultation with you with respect thereto.

(b) Employee Confidentiality, Inventions and Noncompetition Agreement. As a condition of your employment hereunder, you also will on or prior to the Start Date execute the Company’s standard form of Confidentiality, Inventions and Noncompetition Agreement (the “Confidentiality, Inventions and Noncompetition Agreement”).

(c) Indemnification. You will be subject to such indemnification as is provided under the Company’s Bylaws.

(d) Directors’ and Officers’ insurance. The Company has Directors’ and Officers’ insurance in place for its officers, which policy shall be amended to include you as a named executive within 30 days of the Start Date.

2. Salary; Bonuses; Benefits; Reimbursement; Relocation; Stock Options.

(a) Salary. Your initial annual base salary rate (less applicable deductions), commencing on the Start Date, will be at a rate of $11,875 per semi-monthly pay period, prorated for partial periods, which is an annualized salary rate of $285,000.00, subject to increase by the CEO and the Board, payable in accordance with the Company’s customary payroll practice as in effect from time to time. Your salary as in effect at the time during the term hereof may not be decreased by the Board except as a proportional reduction, as to the salaries of all other officers of the Company at the level of Vice President and above as part of an overall reduction in salaries decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other executive officer salaries remain so reduced.

(b) Bonuses.

(i) Annual Performance Bonus. In addition to your salary, during the Term of your employment with the Company, you will be eligible to earn an annual performance-based bonus (the “Annual Bonus”) as follows:

(A) Amount. Such Annual Bonus as to your performance for 2012 or a subsequent year will be equal to up to twenty percent (20%) of your annual salary for the relevant calendar year, or, as determined by the CEO and the Board of the Company, to which such Annual Bonus relates. The exact amount of such Annual Bonus for each calendar year will be determined in good faith by the Board on the same date as such determination is made for all other executive officers of the Company, but in no event later than April 1 of the calendar year following the performance period based on your achievement of objectives for the relevant performance measurement period. If a bonus is awarded, it will be paid between January 1 and April 1 of the calendar year following the one to which it relates.

(B) Objectives. No later than March 1, 2012, the CEO, or the Compensation Committee of the Board, and you will mutually determine in good faith your performance objectives for calendar year 2012, which agreed objectives will be set forth in writing by the CEO to you and which thereafter cannot be changed for such calendar year without your written consent. If you and the CEO, or the Compensation Committee as applicable, do not agree upon such objectives for the relevant year within such 60-day period, despite mutual good faith efforts to do so, then the objectives will be determined in good faith by the CEO within 30 days after such 60-day period has expired and will be communicated promptly to you in writing after being so determined and will be deemed to have been accepted by you. Thereafter, the procedure set forth above will be followed for 2013 and each subsequent calendar year.

(c) Benefits. From and after the Start Date, during your employment hereunder:

(i) Benefits Generally. You will receive the Company’s standard employee benefits package (including health and disability insurance paid by the Company, participation in the Company’s 401(k) plan subject to the terms and conditions thereof) as such package and policies are in effect from time to time, and as such benefits package may be adjusted by the Board in good faith during the term hereof, as applicable to all employees, which benefits package can be increased, but cannot be decreased unless such decrease is effected in connection with, and is proportional to, an overall reduction in the relevant benefits to all executive officers decided by the Board in good faith as being in the best interests of the Company and its stockholders, and will only be so reduced during such time as all such other relevant executive officer benefits remain so reduced. In addition, you will be entitled to four (4) weeks vacation time annually subject to the Company’s vacation policy

(ii) Life Insurance. Within 90 days after the Start Date, the Company will provide you, at the Company’s expense, as part of such benefits package, with a life insurance benefit plan with terms and coverage appropriate for your position with the Company, but in no event less than one year’s Base Salary.

(d) Reimbursement. You will be entitled to reimbursement from the Company for all commercially reasonable and documented out-of-pocket expenses incurred by you in connection with the Company’s business, including without limitation your reasonable domestic economy airfare, food, lodging, automobile rental and incidental expenses in performing your duties hereunder, provided, as to a given expense, that you have submitted commercially customary support documentation therefore to the Company. You will obtain the approval of the CEO in writing prior to incurring any expenses other than ordinary course expenses as described generally in the preceding sentence of this Section 2(d).

(e) Stock Options.

(i) Initial Option. You will be granted, subject to Board approval at the first Board meeting held after the Start Date, an incentive stock option (your “Initial Option”) under the Company’s current stock option plan (the “Plan”) having a term of 10 years, to purchase up to Seven Hundred Seventy Thousand (770,000) shares of Common Stock of the Company (the “Initial Option Shares”). This amount represents approximately 1.0% of the Company’s common stock on a fully diluted basis. The exercise price per share of your Initial Option will be equal to the fair market value per share of the Company’s Common Stock as of the date that such Initial Option is granted by the Board. Such Initial Option will become exercisable over the 48 month period, as follows:

(1)	On the first anniversary of the Start Date (the “Vesting Start Date”), 192,500 Initial Option Shares shall vest and become exercisable; and

(2)	Thereafter, 16,046 Initial Option Shares shall vest and become exercisable on and each one month anniversary of the Vesting Start Date, and continuing for a total of thirty-five (35) months; and

(3)	On the 48th monthly anniversary of the Vesting Start Date, the remaining 15,890 shares of Initial Option Shares shall vest and become exercisable, such that on and after the 48th monthly anniversary of the Vesting Start Date, the Initial Option may be exercised to purchase up to 100% of the number of Initial Option shares.

The vesting of the Initial Option on the Vesting Start Date and each monthly date thereafter is subject to your being employed by or rendering services as a consultant to the Company on each such date.

Notwithstanding the standard provisions of the Plan, the Initial Options shall provide that if (1) a Transfer of Control (as such term is defined in the Plan) occurs while you are employed by the Company and (2) the successor corporation (or a parent or subsidiary of the successor corporation): (A) does not offer employment to you on terms comparable to your then existing terms of employment with the Company, including without limitation, a reduction in your base salary or bonus, or material reduction in duties; or (B) terminates your employment without Cause (as defined below) within one-year after the Transfer of Control, then the entire unexercisable portion of the Initial Option shall become vested and exercisable immediately.

(ii) Other Options or Awards. During the term hereof, you also will be eligible to be granted stock options, under or outside of the Plan and under any successor equity incentive plans of the Company, as the CEO and the Compensation Committee of the Board determine to be appropriate.

(f) Taxes. You shall be responsible for any taxes payable with regard to any compensation or benefits provided for in this Agreement.

3. Representations and Warranties.

(a) You represent and warrant to the Company that your performance of this Agreement and employment by the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by you in confidence or in trust prior to your employment by the Company. You also represent and warrant to the Company that you have not entered into, and during the Term, agree not to enter into, any agreement that conflicts with or violates this Agreement.

(b) You represent and warrant to the Company that you have not brought and shall not bring with you to the Company, or use in the performance of your responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

4. Certain Definitions; “At Will” Basis Of Your Employment; Term; Termination For Cause; Cure; Automatic Termination Upon Certain Termination Of Consulting Agreement; Survival Of Certain Obligations; Payments Upon Termination; Post-Termination Matters.

(a) Certain Definitions. For purposes of this Section 4 the following phrases or words will have the following meanings:

(i) The phrases “determined by the Board,” “decided by the Board,” “as decided by the Board,” and “if the Board decides” mean in each case a determination or decision made by the affirmative vote of at least a majority of the total number of members of the Board serving at that time.

(ii) “Cause” means any of the following acts or failures to act, which are or would be, in each case, and as determined by the Board after reasonable and good faith consultation with you, materially detrimental to the interests of the Company and its stockholders: (A) your willful failure to follow lawful and commercially reasonable directives of the Board communicated to you, and/or (B) intentional damage to the tangible or intangible property of the Company, and/or (C) conviction of a felony or other crime involving moral turpitude, and/or (D) the performance of any dishonest or fraudulent act.

(iii) A termination “without Cause” means a termination at the will of the Company, as determined by the Board, other than for Cause. A termination also will be deemed to have been without Cause under this Agreement if (A) a Constructive Termination Event, as defined in Section 4(a)(iv) hereof, occurs and (B) you timely give a Constructive Termination Event Notice, as defined and determined under Section 4(a)(v) hereof, and (C) such Constructive Termination Event is not cured within the Constructive Termination Event Cure Period as defined in Section 4(a)(vi) hereof, and (D) you have not otherwise consented to such Constructive Termination Event in writing, and (E) within 30 days after the expiration of such Constructive Termination Event Cure Period you resign in writing, delivered to the Company, stating that your resignation is as a result of, and specifying the nature of, such uncured Constructive Termination Event.

(iv) Constructive Termination Event. If the Company elects to continue your employment beyond the Introductory Period, a “Constructive Termination Event” will be deemed to have occurred at the Company’s close of business on the first day that any of the following actions is taken by the Company:

(A) Reduction in Salary and/or Benefits. Your salary, and/or aggregate benefits, and/or Annual Bonus amounts are materially reduced below those in effect immediately prior to the effective date of such Constructive Termination Event, except, as to salary and/or benefits (but not as to bonus amounts mutually agreed or set prior to the date of such reduction), if such reduction is made as a proportional reduction, as to the salaries and/or benefits of all other executive officers as part of an overall reduction in executive officer salaries and/or benefits decided by the Board in good faith as being in the best interests of the Company and its stockholders; and/or

(B) Change in Duties. Your duties and/or authority are materially decreased or increased from those in effect immediately prior to such Constructive Termination Event, in a way that is adverse to you, and/or

(C) Change in Title. The title of one or more of your positions with the Company is changed to a title that, under customary practice within the biotechnology industry within the State in which the Company’s principal offices are located at the date of such reduction, would be considered to be a lower-level title than your immediately prior most-senior ranking title, and/or

(D) Nonassumption. Absent your written consent to such nonassumption, this Agreement is not assumed in full in writing by any successor to the Company on or prior to the closing of such succession, including any acquiror of all or substantially all of the assets of the Company, to whom this Agreement is not automatically assigned in full by operation of law upon such succession, and/or

(E) Change in Reporting. The change in your reporting to anyone other than the CEO without your written consent, and/or

(F) Relocation. The relocation of your primary office to a distance more than fifty (50) miles from Bedminster, N.J., and/or

(G) Material Breach. The material breach by the Company of any of its obligations under this Agreement.

(v) “Constructive Termination Event Notice” means a written notice delivered by you to the Company, within 30 days after the date upon which you believe, in good faith, that a Constructive Termination Event has occurred, which states the nature of such alleged Constructive Termination Event, referring specifically to the relevant Constructive Termination Event description in Section 4(a)(iv) hereof, and which sets forth in reasonable detail the facts upon which you base your belief that such Constructive Termination Event has occurred and the date upon which you believe it occurred.

(vi) “Constructive Termination Event Cure Period” means the fourteen (14) day period commencing with the date you give the Company a Constructive Termination Event Notice.

(b) “At Will” Basis of Your Employment; Term. Your employment with the Company is on an “at will” basis, and either you or the Company may terminate your employment with the Company at any time, for any reason, or for no reason, upon written notice to the other of such termination (other than due to a Constructive Termination Event as provided in Section 4(a)(iv) hereof). Notwithstanding the foregoing, apart from any voluntary resignation by you other than due to an uncured Constructive Termination Event as provided in Section 4(a)(iv) hereof, if you desire to terminate this Agreement voluntarily you will give the Company at least 30 days prior written notice of the intended effective date of such voluntary termination, which notice period may be waived or shortened by the Board. Unless terminated earlier as provided herein, including any “at will” termination, or unless extended in writing by you and the Company, the term of this Agreement is for four (4) years from and after the Start Date, ending at 5:00 pm local time at the then-current location of the principal offices of the Company, on the fourth annual anniversary of the Start Date (the “Term”). This Agreement will renew automatically for successive one (1) year periods (each, a “Renewal Period”) unless previously terminated as provided herein or either party gives notice of non-renewal at least 90 days prior to the commencement of the Renewal Period.

(c) Termination for Cause; Cure. You will not be terminated for Cause unless the Chairman of the Board has given you a written notice, signed by the Chairman on behalf of the Board, (a “Cause Termination Notice”) within 30 days after the date upon which the Cause for the termination, as provided in Section 4(a)(ii) hereof, has occurred in the good faith view of the Board, which states that it has been decided by the Board to terminate your employment for Cause unless such Cause is cured within the period (the “Cause Cure Period”) set forth in such notice, which period will be at least 30 days after the date of such notice, and which sets forth in reasonable detail the reason for such termination for Cause. Once the relevant Cause Cure Period has expired, the Board will have 30 days thereafter to inform you in writing, signed by the Chairman of the Board (a “Cause Cure Determination Notice”), whether the Board has, at the end of such Cause Cure Period, determined that (i) you have cured such Cause, in which case your employment will not be terminated for such specific event which was Cause for such initial Cause Termination Notice, or that (ii) the Board has further determined to waive such occurrence of Cause, in which case your employment will not be terminated for such specific event which was Cause for such initial Cause Termination Notice, or that (iii) your employment is terminated for the occurrence of such uncured Cause, and which will set forth the date of such termination, which will not be before the date of such Cause Cure Determination Notice.

(d) Survival of Certain Obligations. Your obligations to the Company under any other written agreement, including without limitation any nondisclosure agreement, including the Confidentiality, Inventions and Noncompetition Agreement, between you and the Company, will survive any termination hereof except to the extent otherwise stated in such relevant agreement(s). If no written nondisclosure agreement has been executed by you and the Company, you will treat as confidential and proprietary to the Company, and will promptly return to the Company within five (5) days after any such termination, all materials related to the Company supplied by the Company to you prior to, on and after the Start Date which are marked as confidential or proprietary or which you have been informed in writing by the Chairman of the Board are confidential and proprietary to the Company, and will not disclose to any party, other than to your attorneys, or except to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 4(d), provided that if there is in effect at the date of such termination a written nondisclosure agreement between you and the Company, the terms and conditions of such nondisclosure agreement will govern over the provisions in this sentence.

(e) Payments upon Termination.

(i) Termination Without Cause. If your employment with the Company is terminated for any reason before the end of the Introductory Period, you will not be eligible for any severance benefits except as provided for in the first paragraph of this letter. If your employment hereunder is terminated after the Introductory Period by the Company without Cause (excluding as a result of your death or disability) or by you upon a Constructive Termination Event, the Company will pay you the amounts set forth below:

(ii) Severance and Certain Acceleration upon Termination without Cause or Upon a Constructive Termination Event.

(A) General. If your employment hereunder is terminated after the Introductory Period by the Company without Cause or by you as a result of a Constructive Termination Event, then:

(i) Severance. In addition to any other accrued amounts you may be due hereunder or by law at the time of such termination, the Company will, provided you execute a release in form and substance reasonably satisfactory to the Company releasing the Company from any and all other claims related to your employment and the termination thereof, pay you an amount, as severance, equal to six (6) months of your annual base monthly salary with the Company as in effect immediately prior to the date of such termination (the “Severance Amount”). The Severance Amount will be paid to you in installments at the time when your salary would otherwise have been paid, had you continued employment with the Company or, at the Company’s election, in a lump sum. Notwithstanding the foregoing, if paying you the Severance Amount in a lump sum will avoid the imposition of excise taxes on either you or the Company, then as so determined by the Company, or upon your written request to the Company as to such determination by you, the Company will pay the Severance Amount to you in a lump sum, provided that if you deliver such written request the Company will not be obligated to make such payment in a lump sum, and may continue to pay such Severance Amount in installments, if the Board, after consultation with the company’s legal counsel and the Company’s tax advisors, determines that (a) installment payment of such Severance Amount will not result in the imposition of excise taxes upon you, and/or that (b) payment of such Severance Amount as a lump sum would adversely effect the Company’s ability to pay its debts as they come due or would otherwise violate any obligations or covenants of the Company under any written agreement by the Company with any third party, including without limitation with any investor in Preferred Stock of the Company or with any bank or other financial institution or with any lessor of real estate or equipment to the Company.

(B) Certain Limitations. You will not be entitled to claim that your termination is without Cause, and the provisions of Section 4(e)(ii)(A) hereof will not apply, if (i) a Constructive Termination Event occurs, but you do not give a Constructive Termination Event Notice within the time period provided therefor in Section 4(a)(v) hereof, and if you then thereafter resign, or (ii) (a) you timely deliver a Constructive Termination Event Notice and (b) the Company does not cure such Constructive Termination Event within the Constructive Termination Event Cure Period and (c) you do not resign within the thirty (30) period after expiration of the Constructive Termination Event Cure Period but resign thereafter.

(f) Post-Termination Matters.

(i) Automatic Resignation from Office. By your signature on this Agreement, unless the Company, by the determination of the Board, agrees otherwise in writing with you, this Agreement will serve automatically, without the need for any further signatures, as your resignation, effective as of the date of your termination of employment hereunder, for whatever reason, from any and all offices you may hold with the Company or any subsidiary or other affiliate of the Company at the date of such termination, including without limitation the position of Chief Financial Officer.

(ii) Return of Materials. Upon any termination hereof, you will promptly return to the Company all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company. After such termination you will not disclose to any party, other than to your attorneys, or except to the extent required by law, any such information which is not at the time of disclosure otherwise public information through no breach by you of your obligations of confidentiality under this Section 4(f)(ii), provided that if there is in effect at the date of such determination a written nondisclosure agreement between you and the Company, the terms and conditions of such nondisclosure agreement will govern over the provisions in this sentence.

(iii) Accrued Salary and Bonus. After such termination, the Company will only be obliged to pay, and will pay when due, to you (A) all accrued but unpaid base salary and Annual Bonus, which is due and payable to you at the date of such termination (that is, any Annual Bonus which the Board has determined is payable before the termination date, but has not yet then been paid), (B) such amounts of bonus that are payable after such termination by the terms of a written bonus agreement or under any mutually agreed bonus plan as in effect at the date of such termination and (C) if you are terminated without Cause, the Severance Amount provided in Section 4(e)(ii)(A) hereof.

(iv) Expenses. The Company will promptly pay all expenses permitted to be reimbursed hereunder for which appropriate documentation has been submitted by you in accordance with the Company’s expense reimbursement policy.

(v) Nonsolicitation. In order to avoid disruption of the Company’s business, for a period of one year following the termination of your employment hereunder for any reason other than your death, you will not, directly or indirectly, (A) directly or indirectly encourage or induce any third party licensor, licensee, distributor or research, development or commercialization collaborator of the Company to terminate or reduce its business activities with the Company nor (B) solicit for employment any person employed by the Company.

5. Dispute Resolution.

(a) Arbitrable Claims; Intended Third-Party Beneficiaries. To the fullest extent permitted by law, except for disputes relating to intellectual property of the Company, for which the parties reserve the right to resolution by litigation and which will not be Arbitrable Claims, all disputes between you (and your attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment by the Company of you, or the termination of your employment by the Company, and all disputes arising under this Agreement, including without limitation any disputes as to matters arising after the Start Date, whether or not the Start Date ever occurs (collective, and individually, “Arbitrable Claims”) will be resolved by arbitration as provided herein. Arbitrable Claims will include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims will include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. All persons and entities specified in the first sentence of this Section 5(a), other than the Company and you, will be considered third-party beneficiaries of the rights and obligations created by this Section 5.

(b) Procedure; Location of Arbitration. Arbitration of Arbitrable Claims will be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended (“AAA Employment Rules”), as augmented in this Agreement Arbitration will be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration will also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration will be final and binding upon the parties and will be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party will initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. All arbitration hearings under this Agreement will be conducted in the State of New Jersey, in a City determined in accordance with the AAA Employment Rules. The parties to this Agreement irremovably consent to venue in New Jersey in accordance with this paragraph. The Federal Arbitration Act will govern the interpretation and enforcement of this Section 5. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c) Arbitration. All disputes involving Arbitrable Claims will be decided by arbitration pursuant to the AAA Employment Rules. The arbitrator(s) will have authority to award equitable relief, damages, costs, and fees to the greatest extent permitted by law, including, but not limited to, any remedy or relief that a court would have. The arbitrator(s) will have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Litigation. For matters arising hereunder for which arbitration is not legally available, and for disputes between you and the Company as to intellectual property rights, you and the Company hereby consent to venue in, and to the in personam jurisdiction of, the federal and State courts located in the State of New Jersey.

(e) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim will be confidential and, unless otherwise required by law, the subject matter thereof will not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitration panel, and, if involved, the court and court staff. All documents filed with the arbitration panel or with a court will be filed under seal to the extent permitted by the applicable rules. The parties will stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(f) Expenses of Arbitration. Each party will pay its own expenses for participation in such arbitration, including the fees and expenses of such party’s legal counsel and other advisors, provided that the Company will pay all fees and expenses of the arbitrators and any fees or charges imposed by the arbitral body for such arbitration, provided that the arbitral body shall have authority to require you to pay fees or charges if you initiate the arbitration and it determines that your claims are frivolous or without merit.

(g) Continuing Obligations. Your rights and obligations and those of the Company set forth in this Section 5 will survive the termination of your employment with the Company.

6. Notices. All notices, demands or requests with respect to this Agreement will be effective only if in writing and delivered by hand, FedEx or other courier, or by facsimile with confirmed answerback, or by electronic mail (email) with electronic evidence of delivery, to the address, or the facsimile number, or email, for the receiving party as set forth under our signatures below. Notices under this Agreement may not be delivered by standard first class mail. Notices will be deemed to have been given hereunder upon personal delivery, if delivered by hand, or the date sent by facsimile or email. You and the Company may change the relevant address for notice under this Agreement by giving notice thereof to the other party hereto in conformity with this Section 6. Whenever days are to be counted under this Agreement, the first day of the period which requires such notice to be given will not be counted, and the last day for the relevant period will be counted (i.e., to count a 30-day period following the Start Date, the first day after the Start Date will be the first day for counting such 30 days).

7. General. This Agreement will be governed by the laws of the State of New Jersey, without regard to its body of law controlling conflict of laws. This Agreement may be executed in two (2) counterparts, each of which will be an original and both of which together will constitute one and the same instrument. Upon your signature below, this will become our binding Agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior Agreements by you with the Company as to the specific subject matter of this Agreement, will be binding upon and inure to the benefit of our respective successors and assigns (provided that you cannot assign this Agreement or any of your rights and obligations under this Agreement without the prior written consent of the Company), and your heirs, administrators and executors, and may only be amended in a writing signed by you and the Company.

We look forward to working together with you for the success of the Company.

Sincerely,
AERIE PHARMACEUTICALS, INC.
By:	/s/ Thomas J. van Haarlem, MD

Thomas J. van Haarlem, MD
President and Chief Executive Officer
Address:
135 US Highway 206, Suite 9
Bedminster, NJ 07921
Phone: 908 470 4320
Fax: 908 470 4329

ACCEPTED AND AGREED:
By:	/s/ Brian Levy
Brian Levy, O.D. M.Sc
Date signed December , 2011

Address:

250 E 30th St. #14D

New York, NY 10016